Exhibit 19

1POLICY

This Insider Trading Policy (the “Policy”) addresses obligations of directors, officers and employees of Transocean Ltd. and its subsidiaries (“Transocean” or the “Company”) with respect to information they receive that may be considered to be material non-public information.

2PURPOSE

The purpose of this policy is to inform the Company’s directors, officers and employees of their responsibilities with respect to material non-public information and to make it clear that misuse of such information is illegal and subject to serious fines and/or penalties, as well as contrary to Company policy.

3SCOPE

This policy applies to all Company personnel.

The transactions subject to this Policy include any direct or indirect purchases, sales, gifts or other transfers of Company securities or derivatives thereof. As used herein, the terms “trade” and “trading” shall be construed to mean any of the forgoing transactions, as applicable.

4REQUIREMENTS

In the normal course of business, directors, officers and employees of Transocean may come into possession of material non-public information about Transocean or other companies. Such persons shall not seek to profit or otherwise benefit from such information by trading in securities of Transocean or other companies, or pass on the information to others.

Misuse of material non-public information is illegal and subject to serious fines and/or penalties, as well as contrary to Company policy. Depending on where a person trades or resides, they can be subject to the applicable insider trading laws of those jurisdictions. Each director, officer and employee is responsible for ensuring that he or she, and the members of his or her immediate family, do not violate U.S. federal or state securities laws, Swiss laws, the insider trading laws of the country in which they trade or reside, or this Policy. Accordingly, directors, officers and employees should read and understand this Policy and retain a copy for their files.

Insider trading laws generally prohibit any officer, director or employee (or any of their dependents or family members living in their household) who possesses material non-public information (“inside information”) relating to the Company from:

●trading in the Company’s securities (including, among other things, the exercise of options and stock appreciation rights, derivative transactions, and the entering into, amendment or termination of trading plans) while in possession of inside information;
●passing on the inside information or recommending trading in the Company’s securities based on the inside information (“tipping”), directly or indirectly, to friends, family or others;

or
●	otherwise using the information to his or her own advantage.

The prohibition extends to trading in securities of other companies, such as customers or suppliers of the Company and companies with which the Company may be negotiating major transactions, about which the director, officer or employee obtains inside information in connection with any Company-related activities. Information that is not material to the Company may nevertheless be material to one of those other companies.

The same restrictions apply to dependents or family members living in a director’s, officer’s or employee’s household, as the director, officer or employee is expected to be responsible for the compliance by such persons. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to this Policy.

The prohibitions on trading, tipping or using inside information in this Policy continues to apply to all transactions in Company securities after a person is no longer employed by or affiliated with the Company. Any person in possession of inside information when their employment terminates may not trade in Company securities until that inside information has become public (as described herein) or is no longer material to the Company.

Inside information is material non-public information relating to the Company. Information may be considered “material” when the information, whether positive or negative, would be expected to affect the investment decision of a reasonable investor in a decision to purchase, sell or hold stock or other securities or if the disclosure would be expected to significantly alter the total mix of information in the marketplace about the Company or otherwise materially affect the price of the Company’s securities.

A director, officer or employee may not trade in the stock or other securities of the Company when they are in possession of inside information relating to the Company.

If a director, officer or employee has any question regarding whether or not they are in possession of inside information or whether they may trade, they should contact the Company’s General Counsel.

In addition, if prior to trading you would feel more comfortable in ascertaining that the Company is aware of no inside information, you should feel free to contact the Company’s General Counsel.

All directors, officers and managing directors must obtain approval from the Company’s General Counsel prior to trading and, unless notified of an open trading period by the Company’s General Counsel, are subject to a black-out period where trading by such persons is prohibited except on a case-by-case basis. As a general rule, black-out periods run from the first day of the quarter until one full trading day after the Company’s public release of its financial results for the applicable reporting period. Additional black-out and open trading periods may be established and extended by the General Counsel, where advisable and appropriate.

The Legal Department may identify additional individuals or groups of individuals to be subject to certain specific blackout periods where such individuals or groups are known to have inside information related to a discrete project or matter (a “Blackout Group”). Any individual who receives notice that such individual has been included in a Blackout Group shall be restricted from trading unless notified by the Company’s General Counsel that either the Blackout Group is no longer active or an open trading period has been instituted. In case of an open trading period, such individual must obtain pre-clearance by the Company’s General Counsel prior to trading.

During open trading periods, directors, officers or employees may enter into, amend or terminate a trading plan, such as a plan pursuant to Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended, provided such director, officer or employee is not in possession of inside information. The entering into, amendment or termination of a trading plan requires written pre-clearance from the Company’s General Counsel.  Further, new trading plans (and any modifications or terminations of old plans) by directors and certain officers are required to be disclosed every quarter in the Company’s periodic reports on Forms 10-K and 10-Q.

4.1	Public Information

Information is considered “public” and no longer “inside” only after it has been effectively disclosed in a manner sufficient to insure its availability to the investing public. Selective disclosure to a few persons does not make information public. The Company generally discloses material information to the public in the form of press releases distributed through the major wire services or in filings made with the SEC.

Even after information is released, it is important to be sure that sufficient time elapses to enable the information to be disseminated to, and considered by, investors. Therefore, directors, officers and employees should not enter into trades immediately after the Company has made a public announcement of material information. Generally, information will be deemed for purposes of this Policy to have been adequately disseminated to and considered by the market by the beginning of the second trading day after the date of its release. A trading day is any day on which the New York Stock Exchange is open for trading.

You should not engage in trading in the Company’s securities in advance of a public release of important information, such as quarterly or year-end financial results or other important news. The safest time to trade is the period beginning on the second trading day after the release and publication of that kind of information (assuming that you are not aware of other inside information). If you have any questions whether sufficient time has passed since a company announcement, you must contact the Company’s General Counsel for guidance.

4.1.1	Managers Can Be Responsible For Subordinates

Under U.S. federal and Swiss securities laws or other applicable insider trading laws, in addition to managers being responsible for their own activities, managerial personnel may also be responsible for the insider trading of their subordinates if the manager knows or recklessly disregards the fact that the subordinate is likely to engage in insider trading and fails to take steps to prevent the abuse. This means that managers must not only exercise caution in their own trading, but must also carefully supervise any subordinates who routinely come into possession of inside information. Any manager who believes that one of his or her subordinates is participating in insider trading or is tipping others should alert the Company’s General Counsel immediately.

4.1.2	Additional Prohibited Transactions

The Company considers it improper for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that employees, officers and directors and their family members or wholly-owned businesses not engage in any of the following transactions:

Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and may signal to the market that the seller has no confidence in the Company or its shorter-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

Publicly Traded Options

A transaction in publicly traded options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the employee, officer or director is trading based on material non-public information. Transactions in options may also focus the employee, officer or director’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy (other than transactions in options granted to an employee, officer or director by the Company).

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his or her stock, security or holdings, often in exchange for all or part of the potential upside appreciation in the stock, security or holding. These transactions allow the employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee, officer or director may no longer have the same objectives as the Company’s other shareholders. For this reason, employees, officers and directors are prohibited from entering into hedging or monetization transactions involving the Company’s securities.

Margin Accounts and Pledging

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material non-public information or otherwise not permitted to trade in Company securities, employees, officers and directors are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

4.1.3	What Are The Penalties?

The civil and criminal penalties for trading on inside information, tipping the inside information to others, or otherwise using the inside information to his or her advantage are extremely serious, and can include, among other things, (i) the disgorgement of gains, (ii) civil monetary penalties equal to three times the amount gained or the loss avoided, (iii) criminal fines up to $5 million and (iv) imprisonment not to exceed 20 years.

In addition to the potential fines and penalties, litigation of this type is often financially devastating for the person involved and can subject him or her and the Company to a great deal of public embarrassment. In addition, persons violating this Policy may be subject to disciplinary action by the Company, including termination of employment.

There is no prosecution threshold for insider trading cases. The SEC has brought charges against persons making as little as $2,000 in profits. The SEC’s computerized detection system can detect even the smallest suspicious trade and the likelihood of getting caught is high.

5	RESPONSIBILITIES
5.1	Who is responsible for complying with this Policy?

This Policy applies to all Company personnel.

5.2	Who may I contact if I have any questions?

You may contact the Company’s General Counsel with any questions related to this Policy.

6	DOCUMENTATION

There is no additional documentation associated with this Policy.

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This Policy was approved by the Board of Directors of Transocean Ltd. on May 13, 2011, and last amended on May 12, 2023.